FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             RALSTON PURINA COMPANY
             (Exact Name of Registrant as specified in its charter)

               Missouri                           43-0470580
          (State of incorporation)           (I.R.S. Employer
                                             Identification No.)

              One Checkerboard Square, St. Louis, Missouri  63164
               (Address of principal executive offices, Zip Code)
If this Form relates to the registration of a class of debt securities and is to become effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [x]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

       Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                          Name of each exchange on which
to be so registered                          each class is to be registered

7 3/4% Debentures due October 1, 2015        New York Stock Exchange
8 1/8% Debentures due February 1, 2023       New York Stock Exchange
7 7/8% Debentures due June 15, 2025          New York Stock Exchange

    Securities to be registered pursuant to Section 12(g) of the Act:   None


Item 1. Description of Registrant's Securities to be Registered.
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The material set forth in the section captioned `Description of Debt
Securities''in the Prospectus filed as part of the Registrant's Form S-3 Registration Statement (Registration Nos. 33-45213) filed with the Securities and Exchange Commission on January 23, 1992, the material set forth in the section captioned `Description of Debt Securities'' in the Prospectus filed as part of the Registrant's Form S-3 Registration Statement (Registration No.33-59663), filed with the Securities and Exchange Commission on May 26, 1995, the Form of Debenture filed as Exhibit 4(c)(i) to Form S-3 Registration Statement (No. 33-45213), the Form of Debenture filed as Exhibit 4(c) to the Registrant's Current Report on Form 8-K/A dated June 15, 1995, and the Form of Debenture filed as Exhibit 4(c) to the Registrant's Current Report on Form 8-K dated September 29, 1995, are incorporated herein by reference.
Item 2. Exhibits.
-----------------


4. (i) Form of the Registrant's 8 1/8% Debentures due 2023, incorporated herein by reference from Exhibit 4c to the Registrant's Form S-3 Registration Statement (Registration No. 33-45213) filed with the Securities and Exchange Commission on January 23, 1992.
     (ii) Form of the Registrant's 7 3/4% Debentures due 2015, incorporated herein by reference from Exhibit 4(c) to the Registrant's Current Report on Form 8-K/A dated June 15, 1995.
     (iii) Form of the Registrant's 7 7/8% Debentures due 2025, incorporated herein by reference from Exhibit 4(c) to the Registrant's Current Report on Form 8-K dated September 29, 1995.
     (iv) Indenture dated as of May 26, 1995 between the Registrant and the First National Bank of Chicago and relating to the 7 34% Debentures and the 7 7/8% Debentures is incorporated herein by reference from Exhibit 4(a) to the Registrant's Form S-3 Registration Statement (No. 33-59663) filed with the Securities and Exchange Commission on May 26, 1995.
     (v) Indenture dated as of January 31, 1992 between the Registrant and the First National Bank of Chicago and relating to the 8 1/8 Debentures is incorporated herein by reference from Exhibit 4 to the Registrant's Form S-3 Registration Statement (No. 33-33-45213) filed with the Securities and Exchange Commission on January 23, 1992.

                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 25 day of October, 1995.

                         RALSTON PURINA COMPANY



                    By:  James R. Elsesser
                         -----------------

                         James R. Elsesser
                         Vice President and Chief Financial Officer


Dated: October 26, 1995